EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Number 333-51309 on Form S-3 and Registration Statement Number 333-56161 on Form S-8 of Sempra Energy of our report dated January 27, 1999, except for Note 16 as to which the date is February 22, 1999 on the Supplemental Schedule of Summarized Financial Information appearing in this Current Report on Form 8-K dated May 5, 1999.


/S/ DELOITTE & TOUCHE LLP


San Diego, California
May 5, 1999